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                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                             FORM N-8A
    NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
               OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Broadway Street Pooled Trust Preferred Fund A

Address of Principal Business Office (No. & Street, City, State, Zip Code):

            501 North Broadway
            St. Louis, Missouri  63102

Telephone Number (including area code):  1-314-342-2000

Name and address of agent for service of process:

            The Corporation Trust Company
            1209 Orange Street
            Wilmington, Delaware 19801

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:       Yes [X]     No [ ]

                                  SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of St. Louis and State of Missouri on the 30th day of December, 1999.


[SEAL]
                           Broadway Street Pooled Trust Preferred Fund A



                              By /s/ Patrick R. Koster
                                -----------------------------------------
                                Patrick R. Koster
                                Initial Trustee, Chief Executive Officer
                                  and Chief Financial Officer


Attest: /s/ Harold R. Burroughs
       ---------------------------------
       Harold R. Burroughs
       Attorney